EXHIBIT 10.1
FIRST AMENDMENT TO OFFICE LEASE
     This First Amendment to Office Lease (the “First Amendment”), dated as of October 14, 2005, is made by and between DOUGLAS EMMETT 1993, LLC, a Delaware limited liability company (successor in interest to Douglas Emmett Joint Venture, a California general partnership) (“Landlord”), with offices at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and CytRx CORPORATION, a Delaware corporation (“Tenant”), with offices at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049.
WHEREAS,
     A. Landlord’s predecessor, pursuant to the provisions of that certain written Office Lease, dated April 13, 2000 (the “Lease”), leased to The Kriegsman Capital Group, LLC, a California limited liability company (predecessor-in-interest to Tenant) “(Kriegsman”), and Kriegsman leased from Landlord, space in the property located at 11726 San Vicente Boulevard, Los Angeles, California 90049 (the “Building”), commonly known as Suite 650 (the “Existing Premises”);
     B. Landlord’s predecessor, Kriegsman as assignor and CytRx Corporation, as assignee subsequently entered into an Assignment, Assumption and Consent dated July 31, 2003 whereby Tenant assumed Kriegsman’s interest in the Lease;
     C. Tenant wishes to expand its occupancy within the Building to include additional office space adjacent to the Existing Premises, commonly known as Suite 688 (the “Expansion Space”), as shown on Exhibit A-1, which expansion Landlord has conditionally permitted, contingent upon Tenant’s acceptance of and compliance with the provisions of this First Amendment;
     D. The Term of the Lease for the Existing Premises expired June 30, 2005, which Term Landlord and Tenant wish to hereby extend retroactively so that it will be co-terminus with the Expansion Term (as defined in Paragraph 2 below); and
     E. Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Lease.
NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:
1.	Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Lease shall hold the same meaning for the purposes of this First Amendment.

2.	Extension of Term for Existing Premises. The Term of the Lease for the Existing Premises is hereby extended retroactively three (3) years (the “First Extended Term”), from and including July 1, 2005, through and including midnight on June 30, 2008 (the “Expiration Date”).

3.	Expansion Date and Expansion Term. The expansion contemplated under this First Amendment and the term for the Expansion Space shall be effective the next business day after the date Landlord substantially completes the improvements contemplated under Exhibit B (the “Expansion Date”), through and including midnight on June 30, 2008 (the “Expansion Term”). For the purposes of establishing the Expansion Date, substantial completion shall be defined as that point in the construction process when all of the work to be performed under Exhibit B has been completed in such a manner that Tenant could, if it took possession of the Expansion Space, enjoy beneficial occupancy thereof. Tenant’s taking delivery of keys to the Expansion Space shall constitute Tenant’s acknowledgment that Landlord has substantially completed the improvements contemplated hereunder, and that the Expansion Space is in good condition and order. The anticipated Expansion Date is November 1, 2005. Landlord and Tenant shall promptly execute an amendment to the Lease (the “Second Amendment”), confirming the finalized Expansion Date and Expansion Term as soon as they are determined.
     Provided that Tenant does not delay Landlord’s completion of the Improvements (as defined in Exhibit B), Tenant may enter the Expansion Space up to one (1) calendar week prior to the Expansion Date, solely for the purpose of installing Tenant’s furniture, fixtures and equipment, computer and telephone cabling (the “FF&E Period”). Prior to Tenant’s early possession of the Premises during the FF&E Period, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry during the FF&E Period. Said early possession during the FF&E Period shall be subject to Tenant complying with all of the provisions and covenants contained herein, except that Tenant shall not be obligated to pay any increase in Fixed Monthly Rent or Additional Rent that Tenant is required to pay hereunder attributable to the Expansion Space until the Expansion Date. If Tenant’s early possession during the FF&E Period does so delay completion of the Improvements, then the Expansion Date shall be deemed to be the date that the Improvements would have been completed had no such delay occurred.

     If for any reason (including Landlord’s inability to complete the Tenant Improvements called for hereunder) Landlord is unable to deliver possession of the Expansion Space to Tenant on the anticipated Expansion Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession. However, solely with respect to the Expansion Space, Tenant shall not be obligated to pay any increase in the Fixed Monthly Rent or Additional Rent, as called for hereunder with respect to the Expansion Space, until the Expansion Date (as defined and confirmed in this paragraph). Except for such delay in the commencement of Rent, Landlord’s failure to give possession of the Expansion Space on the anticipated Expansion Date shall in no way affect Tenant’s obligations hereunder.
     If possession of the Expansion Space is not tendered by Landlord within one hundred twenty (120) days after the anticipated Expansion Date, then Tenant shall have the right to terminate the provisions of this First Amendment with respect to the Expansion Space only by giving written notice to Landlord within ten (10) days after such failure. If such notice of termination is not given by Tenant within said ten (10) day period, then the provisions of this First Amendment shall continue in full force and effect.
     If such possession is not tendered within three hundred sixty (360) days after the anticipated Expansion Date, then this First Amendment with respect to the Expansion Space only, and the rights and obligations of Landlord and Tenant hereunder, shall terminate automatically, without further documentation being required.
4.	Expansion of Premises. As of the Expansion Date, the definition of the Premises shall be revised to include both the Existing Premises and the Expansion Space, and wherever in the Lease the word “Premises” is found, it shall thereafter refer to the space consisting of both the Existing Premises and the Expansion Space together, as if such space had been originally included as the Premises in said Lease.
     As of the Expansion Date, the Usable Area of the Premises shall increase from 2,756 square feet to 3,883 square feet and the Rentable Area of the Premises shall increase from 3,313 square feet to 4,721 square feet.
5.	Revision in Fixed Monthly Rent.
a.  Existing Premises.
     Retroactively commencing on July 1, 2005, and continuing through June 30, 2006, the Fixed Monthly Rent payable by Tenant for the Existing Premises shall be $9,607.70 per month.
     Commencing on July 1, 2006, and continuing through June 30, 2007, the Fixed Monthly Rent payable by Tenant for the Existing Premises shall increase from $9,607.70 per month to $9,895.93 per month;
     Commencing July 1, 2007, and continuing throughout the remainder of the First Extended Term, the Fixed Monthly Rent payable by Tenant for the Existing Premises shall increase from $9,895.93 per month to $10,192.81 per month.
b.  Expansion Space. Commencing on the Expansion Date, and continuing through June 30, 2006, the Fixed Monthly Rent payable by Tenant for the Expansion Space shall be $4,012.80 per month.
     Commencing on July 1, 2006, and continuing through June 30, 2007, the Fixed Monthly Rent payable by Tenant for the Expansion Space shall increase from $4,012.80 per month to $4,133.18 per month.
     Commencing on July 1, 2007, and continuing throughout the remainder of the Expansion Term, the Fixed Monthly Rent payable by Tenant for the Expansion Space shall increase from $4,133.18 per month to $4,257.18 per month.
6.	Revision to Tenant’s Share.
a.  Existing Premises.
     Retroactively as of July 1, 2005, Tenant’s Share, solely as it relates to the Existing Premises, shall continue to be 3.69%.
b.  Expansion Space.
     Subject to Paragraph 21 below, as of the Expansion Date, Tenant’s Share, solely as it relates to the Expansion Space, shall be 1.51%.
7.	Revision to Base Year.
a.  Existing Premises.
     Retroactively as of July 1, 2005, the Base Year for Tenant’s payment of increases in Operating Expenses, solely as it relates to the Existing Premises, shall be calendar year 2005.
b.  Expansion Space.
     As of the Expansion Date, the Base Year for Tenant’s payment of increases in Operating Expenses, solely as it relates to the Expansion Space, shall be calendar year 2005.

8.	Security Deposit and Additional Security Deposit. Landlord acknowledges that it currently holds the sum of $20,508.46 as a Security Deposit under the Lease, which amount Landlord shall continue to hold throughout the Existing Premises Term and Expansion Term, unless otherwise applied pursuant to the provisions of the Lease.
8.1 Additional Security Deposit. Concurrently with Tenant’s execution and delivery to Landlord of this First Amendment, Tenant shall tender the sum of $100,000.00 (the “Additional Security Deposit”), which amount Landlord shall add to the security deposit already held by Landlord, so that Landlord shall then hold a total of $120, 508.46 as a security deposit on behalf of Tenant.
8.2 Option to Substitute a Letter of Credit in place of the Additional Security Deposit. Landlord and Tenant agree that within the first thirty (30) days following the full execution of this First Amendment Tenant shall have the option, upon prior written notice to Landlord, to replace the Additional Security Deposit with a “Letter of Credit” (as defined below in Paragraph 13) and in the form attached hereto as Exhibit C for the sum of $100,000.00 and only upon Landlord’s acknowledged receipt of the Letter of Credit, shall the Additional Security Deposit be returned to Tenant, and the Guarantor released.
     If Tenant does not substitute the Additional Security Deposit with the Letter of Credit according to Paragraphs 8 and 13, then Landlord shall hold a total of $120,508.46 as a security deposit on behalf of Tenant. Further, as of the expiration of the thirtieth (30th) calendar day following the full execution of this First Amendment: (i) the Guaranty shall be deemed null and void; and (ii) the original Guaranty shall be surrendered by Landlord and delivered to Guarantor by personal delivery, or Certified Mail, Return Receipt Requested, and Guarantor shall be deemed fully released from its obligations to guaranty Tenant’s Lease obligations.
9.	Parking. As of the Expansion Date, Tenant is entitled to purchase fourteen (14) parking permits, two (2) of which shall be for reserved parking spaces pursuant to Article 21 of the Lease and at the prevailing monthly Building parking rates in effect, which monthly rates may change from time to time, in Landlord’s sole discretion.

10.	Acceptance of Premises. Tenant acknowledges that (i) it has been in possession of the Existing Premises for over four (4) years, and (ii) to the best of Tenant’s knowledge, as of the date hereof, it has no claim against Landlord in connection with the Existing Premises or the Lease. Tenant has made its own inspection of and inquiries regarding the Existing Premises and Expansion Space. The Expansion Space is already improved and except for the improvements pursuant to Exhibit B attached hereto and incorporated herein Tenant accepts the Expansion Space in its as is condition. Except for the Improvements to be undertaken by Landlord under Paragraph 10.1(a) below, Tenant accepts the Existing Premises in its “as-is” condition. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Existing Premises, Expansion Space or the Building for the purposes intended by Tenant.
10.1.	Tenant Improvements.
a. Existing Premises.
          Landlord shall, at Landlord’s sole expense, complete the following improvements to the Existing Premises:
i)	Repaint the interior walls that were previously painted, using Building standard materials and a maximum of two (2) coats of paint, in a single color reasonably acceptable to Tenant; and

ii)	Replace the carpeting, base molding and padding (only if the padding is deteriorated), using Building standard materials in a single color for each that is reasonably acceptable to Tenant (collectively, the “Existing Premises Improvements”).
Landlord’s contractor shall perform the Existing Premises Improvements, concurrent with Tenant’s occupancy of the Existing Premises, which shall not entitle Tenant to any set-off or rent abatement, and provided there is no act of delay on Tenant’s part, Landlord agrees to use commercially reasonable efforts to complete the Improvements within twelve (12) months of the full execution of this First Amendment.
b. Expansion Space.
          Landlord agrees to cause its contractor to perform certain improvements within the Expansion Space, subject to Exhibit B attached hereto and incorporated herein.

11.	Option to Extend Term.
11.1. Notice. Provided Tenant is not in material default after the expiration of notice and the opportunity to cure on the date, or at any time during the remainder of the First Extended Term after Tenant gives notice to Landlord of Tenant’s intent to exercise its rights pursuant to this Paragraph 11, Tenant is given the option to extend the First Extended Term and the Expansion Term for an additional three (3) year period (the “Second Extended Term”), commencing the next calendar day after the expiration of the First Extended Term (the “Option”). The Option shall apply only to the entirety of the Premises, and Tenant shall have no right to exercise the Option as to only a portion of the Premises.
     Tenant’s exercise of this Option is contingent upon Tenant giving written notice to Landlord (the “Option Notice”) of Tenant’s election to exercise its rights pursuant to this Option by personal delivery, or Certified Mail, Return Receipt Requested, no more than nine (9) and no less than six (6) months prior to the Termination Date.
11.2. Rent Payable. The Rent payable by Tenant during the Second Extended Term (“Option Rent”) shall be equal to the lesser of Fair Market Value of the Premises as of the commencement date of the Second Extended Term, or one hundred and twenty-five percent (125%) of the Fixed Monthly Rent payable by Tenant the last calendar month preceding the expiration of the First Extended Term. The term “Fair Market Value” shall be defined as the annual rent per rentable square foot that Landlord has accepted in current transactions in the Building, or if there are not a sufficient number of comparable current transactions in the Building, then what a willing, comparable new, non-renewal, non-equity tenant would pay, and what a willing comparable landlord in the West Los Angeles area would accept at arms length, in either case giving appropriate consideration to all economic benefits obtainable by Landlord, such as Fixed Monthly Rent (including periodic adjustments), Additional Rent in the form of Operating Expense reimbursements, and any and all other monetary or non-monetary consideration that may be given in the market place to a non-renewal tenant, as is chargeable for a similar use of comparable space in the Brentwood area.
     Said computation shall specifically be based on the Premises in its “as-is” condition, without payment of any tenant improvement allowance or brokerage commission to any broker. If Tenant elects to have a broker represent it during negotiations for extension of the First Extended Term, and/or Tenant requests the installation of any further improvements into the Premises, the cost of such improvements to be made and/or commissions to be paid shall be amortized over the Second Extended Term on a straight-line basis, with interest thereon at ten percent (10%), by appropriately increasing the Fair Market Value previously determined.
     Landlord and Tenant shall have thirty (30) days (the “Negotiation Period”) after Landlord receives the Option Notice in which to agree on the Fair Market Value. If Landlord and Tenant agree on the Fair Market Value during the Negotiation Period, they shall immediately execute an amendment to the Lease extending the Term and stating the Fair Market Value.
11.3. Appraisers to Set Fixed Rent. If Landlord and Tenant are unable to agree on the Fair Market Value during the Negotiation Period, then:
     a) Landlord and Tenant, each at its own cost, shall select an independent commercial real estate appraiser with at least ten (10) years full-time commercial appraisal experience in the area in which the Premises are located, and shall provide written notice to the other party of the identity and address of the appraiser so appointed. Landlord and Tenant shall make such selection within ten (10) days after the expiration of the Negotiation Period.
     b) Within thirty (30) days of having been appointed to do so (the “Appraisal Period”), the two (2) appraisers so appointed shall meet and set the Fair Market Value for the Second Extended Term. In setting the Fair Market Value, the broker shall solely consider the use of the Premises for general office purposes.
11.4. Failure by Appraisers to Set Fair Market Value. If the two (2) appointed appraisers are unable to agree on the Fair Market Value within ten (10) days after expiration of the Appraisal Period, they shall elect a third appraiser of like or better qualifications, and who has not previously acted in any capacity for either Landlord or Tenant. Landlord and Tenant shall each bear one half of the costs of the third appraiser’s fee.
     Within thirty (30) days after the selection of the third appraiser (the “Second Appraisal Period”) the Fair Market Value for the Second Extended Term shall be set by a majority of the appraisers now appointed.
     If a majority of the appraisers are unable to set the Fair Market Value within the Second Appraisal Period, the three (3) appraiser shall individually render separate appraisals of the Fair Market Value, and their three (3) appraisals shall be added together, then divided by three (3); resulting in an average of the appraisals, which shall be the Fair Market Value during the Second Extended Term.

     However, if the low appraisal or high appraisal varies by more than ten percent (10%) from the middle appraisal, then one (1) or both shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting average shall be the Fair Market Value. If both the low and high appraisal are disregarded, the middle appraisal shall be the Fair Market Value for the Premises during the Second Extended Term. The appraisers shall immediately notify Landlord and Tenant of the Fair Market Value so established, and Landlord and Tenant shall immediately execute an amendment to the Lease, extending the Term and revising the Fixed Monthly Rent payable pursuant to the Fair Market Value so established.
     Landlord or Tenant’s failure to execute such amendment establishing the Fair Market Value within fifteen (15) days after the other party’s request therefor shall constitute a material default under the Lease and if Tenant is the party failing to so execute, this Option shall become null and void and of no further force or effect.
11.5. No Right of Reinstatement or Further Extension. Once Tenant has either failed to exercise its rights to extend the term pursuant to this Paragraph 11 or failed to execute the amendment called for hereunder, it shall have no right of reinstatement of its Option to Extend the Term, nor shall Tenant have any right to a further or second extension of the Term beyond the period stated in Section 11.1 hereinabove.
12.	Right of First Offer.
12.1. Right of First Offer. Landlord hereby grants to the originally named Tenant herein a one-time right of first offer with respect to the first tenant space contiguous to the Existing Premises and Expansion Space which becomes available on the sixth (6th ) floor of the Building (the “First Offer Space”) during the First Extended Term and Expansion Term. Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing lease (including renewals) of the First Offer Space and only after the First Offer Space is vacated and becomes available for lease, and such right of first offer shall be subordinate to all existing rights of expansion, rights of refusal or rights of first offer (collectively, the “Superior Right Holders”) with respect to the First Offer Space. Tenant’s right of first offer shall be on the terms and conditions set forth in this Paragraph 12.
12.2. Procedure for Offer. So long as Tenant theretofore notified Landlord in writing that Tenant desires to lease the First Offer Space, Landlord shall notify Tenant (the “First Offer Notice”) when the First Offer Space becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease the First Offer Space. The First Offer Notice shall specify the terms and conditions upon which Landlord is willing to lease the First Offer Space to Tenant.
12.3. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the First Offer Space, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first offer with respect to the First Offer Space. If Tenant does not so notify Landlord within such ten (10) business day period, then Landlord shall be free to lease the First Offer Space to anyone to whom Landlord desires on terms not materially different than the terms contained in the Offer Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the First Offer Space, and Tenant may not elect to lease only a portion thereof.
12.4 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease for such First Offer Space in the First Offer Notice and this Paragraph 12.
12.5 Termination of Right of First Offer. The rights contained in this Paragraph 12 shall be personal to the originally named Tenant herein, and may only be exercised by Tenant (or an Affiliate) if Tenant occupies the entire Premises. Except as set forth in Paragraph 12.6 below, the right of first offer granted herein shall terminate as to the First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to the First Offer Space. Tenant shall not have the right to lease the First Offer Space, as provided in this Paragraph 12, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of the First Offer Space to Tenant, Tenant is in default under this Lease or Tenant has previously been in default under the Lease more than once.
13.	Letter of Credit and Release of Guarantor.
13.1. If Tenant elects to substitute the Additional Security Deposit with a letter of credit prior to the Substitution Date in accordance with Paragraph 8 above, then prior to the Substitution Date, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under the Lease, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”), substantially in the form attached as Exhibit C hereto and made a part hereof, and containing the terms required herein, payable in the County of Los Angeles, California, running in favor of Landlord, issued by a solvent bank reasonably approved by Landlord under the supervision of the Superintendent of Banks of the State of California, or a National Banking Association, in the amount of $100,000.00 (“LC Amount”). The Letter of Credit shall be:
     i) at sight and irrevocable;
     ii) maintained in effect for the entire period from the date of execution of this First Amendment through the date (“Lease Expiration Date”) which is sixty (60) days following the expiration of the First Extended Term of the Lease, provide that the expiration date thereof shall be no earlier than the Lease Expiration Date or provide for automatic renewal thereof at least through the Lease Expiration Date, unless the issuing bank provides at least sixty (60) days’ prior written notice to Landlord of such non-renewal by certified mail, return receipt requested at the address set forth on the form of Letter of Credit attached as Exhibit B, and Tenant shall deliver a new Letter of Credit to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit without any action whatsoever on the part of Landlord;
     iii) subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev) International Chamber of Commerce Publication #500; and
     iv) fully assignable by Landlord in connection with any number of transfers of Landlord’s interest in this Lease (with Tenant bearing any fees, costs or expenses in connection with any such transfer), and permit partial draws.
     In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same) shall be acceptable to Landlord, in Landlord’s reasonable discretion, and shall provide, among other things, in effect that:
          A) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) written certified statement that Tenant is in default under the Lease beyond any applicable cure period, and Landlord is entitled to make such draw under the Lease as amended, it being understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity);
          B) the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement; and
          C) in the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord.
13.2. If, as a result of any application or use by Landlord of all or any part of the Letter of Credit, (or any “Cash Collateral” as that term is defined below), the total amount of the Letter of Credit and Cash Collateral shall be less than the LC Amount, Tenant shall, within twenty (20) days thereafter, provide Landlord with either (i) cash to be held by Landlord as cash collateral, and Tenant hereby grants Landlord a security interest in such cash collateral (the “Cash Collateral”), to be held and applied by Landlord as collateral in the same manner as if Landlord held such amount as part of the Letter of Credit (subject to the terms of this Paragraph 13), or (ii) additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount of the LC Amount) and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Paragraph 13, and if Tenant fails to comply with the foregoing, the same shall constitute an uncurable default by Tenant hereunder.
13.3. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit, or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Lease Expiration Date, Landlord will accept Cash Collateral, a renewal letter of credit or substitute letter of credit (such renewal or substitute letter of credit or Cash Collateral to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the Lease Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if Cash Collateral is not timely delivered or the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit and/or the Cash Collateral in the amount and in accordance with the terms set forth in this Paragraph 13, such failure shall constitute a default and Landlord shall have the right to present the Letter of Credit to the issuing bank in accordance with the terms of this Paragraph 13, and the entire sum evidenced thereby shall be paid to and held by Landlord as Cash Collateral to be held as collateral for performance of all of Tenant’s obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease pending Tenant’s delivery to Landlord of the required replacement letter of credit in the LC Amount and otherwise complying with all of the provisions of this Paragraph 13. Upon delivery of such replacement letter of credit, any Cash Collateral held by Landlord shall be promptly returned to Tenant. Landlord shall have the right to hold Cash Collateral in a deposit account in the name of Landlord and commingle the Cash Collateral with its general assets and Tenant hereby grants Landlord a security interest in the Cash Collateral. Tenant shall not be entitled to any interest earned on the Cash Collateral.
13.4. If there shall occur a default under the Lease beyond any applicable grace period, Landlord may, but without obligation to do so, draw upon the Letter of Credit and/or utilize the Cash Collateral, in part or in whole, to the extent necessary to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which may be sustained by Landlord resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.
13.5. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or Cash Collateral be:
     i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7;
     ii) subject to the terms of such Section 1950.7; or
     iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7.
The parties hereto:
          A) recite that the Letter of Credit and/or Cash Collateral, as the case may be, is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto; and
          B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
13.6. Upon Landlord’s receipt of the Letter of Credit and the full execution of this First Amendment to Landlord, the Guaranty shall be deemed null and void, the original Guaranty shall be surrendered by Landlord and delivered to Guarantor by personal delivery, or Certified Mail, Return Receipt Requested, and Guarantor shall be deemed fully released from its obligations to guaranty Tenant’s Lease obligations; it being understood that the Letter of Credit is intended to replace the Guaranty.
13.7. In as much as Tenant has the option in Paragraph 8.2 above to substitute the Additional Security Deposit with a Letter of Credit prior to the Substitution Date, if Tenant does not substitute the Additional Security Deposit with the Letter of Credit according to Paragraph 8, then Landlord shall hold a total of $120,508.46 as a security deposit on behalf of Tenant. Further, as of the expiration of the thirtieth (30th) calendar day following the full execution of this First Amendment: (i) the Guaranty shall be deemed null and void; and (ii) the original Guaranty shall be surrendered by Landlord and delivered to Guarantor by personal delivery, or Certified Mail, Return Receipt Requested and the Guarantor shall be deemed fully released from its obligations to guaranty Tenant’s Lease obligations.
14.	Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this First Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this First Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

     If either signatory hereto is a corporation, the person(s) executing on behalf of said entity shall affix the appropriate corporate seal to each area in the document where request therefor is noted, and the other party shall be entitled to conclusively presume that by doing so the entity for which said corporate seal has been affixed is attesting to and ratifying this First Amendment.
15.	Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this First Amendment other than Douglas, Emmett and Company. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the broker listed above created by Tenant’s execution of this First Amendment.

16.	Confidentiality. Landlord and Tenant agree that the covenants and provisions of this First Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord’s counsel-of-record or leasing or sub-leasing broker of record, and except to the extent such disclosure is mandated and required by federal or state law.

17.	Disclosure. Landlord and Tenant acknowledge that principals of Landlord have a financial interest in Douglas Emmett Realty Advisors, Douglas Emmett and Company, and P.L.E. Builders.

18.	Governing Law. The provisions of this First Amendment shall be governed by the laws of the State of California.

19.	Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

20.	Submission of Document. No expanded contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, as contemplated under this First Amendment, until both Landlord and Tenant have executed and delivered this First Amendment, whether or not any additional rental or security deposits have been received by Landlord, and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this First Amendment.]
The submission of this First Amendment to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for the Tenant to lease the Premises, or otherwise create any interest by Tenant in the Premises or any other portion of the Building other than the original Premises currently occupied by Tenant. Execution of this First Amendment by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this First Amendment to Tenant.
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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective the later of the date(s) written below.

LANDLORD: DOUGLAS EMMETT 1993, LLC a Delaware limited liability company		TENANT: CytRx CORPORATION, a Delaware corporation

By:	DOUGLAS, EMMETT AND COMPANY, a California corporation, its agent

By:		By:

Michael J. Means, Senior Vice President
Name:

Its:

By:

Name:

Its:

Dated:		Dated:

RECEIVED AND ACKNOWLEDGED:

GUARANTOR:

		Name:	Steven A. Kreigsman, an individual